Exhibit 99.1

[LOGO] Wm. WRIGLEY Jr. Company

FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company (WWY) First Quarter 2003 Financial Results

CHICAGO - April 22, 2003 - The Wm. Wrigley Jr. Company announced today that first quarter 2003 sales rose 12% on a worldwide unit volume gain of 4%. The EMEAI region (principally Europe) and the United States were the primary contributors to the quarter’s sales increase. Net earnings for the quarter were $0.43 per share, up $0.05 or 13% from a year ago. The increase in sales, combined with margin improvements, drove the earnings gain, partially offset by continued investment in brand support, sales infrastructure and technology. Results also benefited from the strength of various international currencies versus the U.S. dollar. On a constant currency basis, sales and earnings per share grew by 5% in the quarter.

Sales

For the first quarter of 2003, global sales climbed by 12% to $672 million, up $73 million from the same quarter last year. In constant dollars, eliminating the benefit of currency translation, total company sales increased by $33 million or 5%.

Sales in the Company’s international regions increased by 17% in the first quarter, with a strong performance in Europe and the Pacific, moderated by relatively flat performance in Asia. Primarily on the increased strength of European and Australian currencies, translation added significantly to the international sales gain, with a 3% contribution coming from selected selling price increases and improved product mix, and a 2% contribution from unit volume increases.

First quarter sales in the Americas region were up 7% on a 6% unit volume increase. The region’s performance was driven by results in the U.S., where sales and unit volumes were up by 10% and 12% respectively. In the balance of the region, a similarly strong performance in Canada was more than offset by slight declines for Amurol in the quarter and sharper declines for Latin America relative to the record gains in the year-ago quarter.

Consolidated gross margin for the quarter was 59.1%, up 100 basis points from the same period a year ago due primarily to selected selling price increases and productivity improvements.

(continued)

Earnings

Consolidated net earnings of $97.0 million were up $11.7 million or 14% from the prior year. On a per share basis, earnings for the quarter were $0.43, an increase of $0.05 or 13%. Without the currency translation effect, earnings per share would have been $0.40, up $0.02 or 5%. The earnings gain in the quarter reflects unit volume increases, selected price increases and cost controls, moderated by increased investments in brand building as well as sales and technology infrastructure. Operating profits in the quarter grew by 13% in the Americas region and by 11% in the overseas regions versus the prior year, with consolidated brand support up 14% worldwide.

New Product Activity

Overseas, in Asia, the Company is extending its Juicy Fruit® brand with new fruit flavors. In Europe, the distribution of Orbit® Drops - sugarfree lozenges now available in four flavors - continues to expand, and the Company remains pleased with early sales results for Extra® Thin IceTM, its first international fresh breath strip product. In the U.S., the rollout of two additional fresh breath strip products - Eclipse® FlashTM Spearmint and Winterfresh® Thin Ice - is nearing completion, and the groundwork is being laid for some midyear chewing gum line extensions.

FROM:	WM. WRIGLEY JR. COMPANY Christopher Perille, Senior Director - Corporate Communications Phone: (312) 645-4077

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of chewing gum, with global sales of over $2.7 billion. The Company markets its world-famous brands in over 150 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint®, Wrigley’s Spearmint®, Big Red®, Juicy Fruit®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Eclipse®, Airwaves®, Alpine®, Cool Air®, and P.K.®

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company’s meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

STATEMENT OF CONSOLIDATED EARNINGS OF WM. WRIGLEY JR. COMPANY

	Three Months Ended March 31,
	2003	2002

Net sales	$ 672,393,000	599,026,000

Cost of sales	275,280,000	250,708,000

Gross profit	397,113,000	348,318,000

Selling and general administrative	255,749,000	224,887,000

Operating income	141,364,000	123,431,000

Investment income	1,530,000	1,797,000
Other income/(expense)	(220,000)	(656,000)

Earnings before income taxes	142,674,000	124,572,000

Income taxes	45,655,000	39,240,000

Net earnings	$ 97,019,000	85,332,000

Net earnings per average share of common stock (basic and diluted)[a]	$ 0.43	0.38

Average number of shares outstanding for the period	225,054,084	224,969,121

a	Per share calculations based on the average number of shares outstanding for the period.

WM. WRIGLEY JR. COMPANY